Exhibit 99.1

HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com

News Release

HNI Corporation Commences Exchange Offer and Consent Solicitation

MUSCATINE, Iowa, September 26, 2025 – On August 4, 2025, HNI Corporation (NYSE: HNI; “HNI” or “the Corporation”) announced a definitive agreement to acquire Steelcase, Inc. (NYSE: SCS; “Steelcase”) in a cash and stock transaction (the “Acquisition”). The companies’ complementary brand portfolios, dealer networks, and industry segments are expected to enhance customer reach and enable the combined company to accelerate strategic initiatives to better serve customers and drive long-term profitable growth. On a pro forma basis, the combined company had net sales of approximately $5.7 billion for the year ended December 28, 2024. HNI is targeting for the Acquisition to close in the fourth quarter of the calendar year 2025. The consummation of the Acquisition is subject to the satisfaction of customary closing conditions, but is not subject to the completion of the Exchange Offer or Consent Solicitation or a financing condition.

In connection with the Acquisition, HNI today announced the commencement of an offer to exchange (the “Exchange Offer”) any and all outstanding 5.125% Notes due 2029 (the “Existing Steelcase Notes”), as issued by Steelcase, for up to $450,000,000 aggregate principal amount of new notes to be issued by HNI (the “New HNI Notes”), as set forth in the table below. The New HNI Notes will be guaranteed by certain subsidiaries of the combined company. Each New HNI Note issued in the Exchange Offer for a validly tendered Existing Steelcase Note will have an interest rate and maturity date that is identical to the interest rate and maturity date of the tendered Existing Steelcase Note, as well as identical interest payment dates and optional redemption prices.

The following table sets forth the Consent Payment, Exchange Consideration, Early Tender Payment and Total Exchange Consideration for Existing Steelcase Notes for which the New HNI Notes are being offered:

Title of Existing Steelcase Notes	CUSIP Number of Existing Steelcase Notes	Maturity Date	Aggregate Principal Amount Outstanding	Consent Payment(1)(2)	Exchange Consideration(1)(2)(3)	Early Tender Payment (1)(2)(3)	Total Exchange Consideration(1)(2)(3)(4)
				Cash	New HNI Notes (Principal Amount)	New HNI Notes (Principal Amount)	New HNI Notes (Principal Amount)	Cash
5.125% Senior Notes due 2029	858155 AE4	January 18, 2029	$450,000,000	$2.50	$970	$30	$1,000	$2.50

(1) For each $1,000 principal amount of Existing Steelcase Notes accepted for exchange.

(2) The Consent Payment and the Early Tender Payment will be paid to Eligible Holders (as defined herein) on the Settlement Date (as defined herein). In order to be eligible to receive the Consent Payment, Eligible Holders of Existing Steelcase Notes must, at or prior to the Early Tender Date (as defined herein), validly deliver and not validly revoke their related consents, even if such person is no longer the beneficial owner of such Existing Steelcase Notes on the Expiration Date (as defined herein).

(3) The New HNI Notes will accrue interest from (and including) the most recent date on which interest has been paid on the Existing Steelcase Notes accepted in the Exchange Offer.

(4) Includes the Consent Payment and the Early Tender Payment.

In conjunction with the Exchange Offer, HNI is also soliciting consents (the “Consent Solicitation”), on behalf of Steelcase, in each case upon the terms and subject to the conditions set forth in the confidential offering memorandum and consent solicitation statement, dated September 26, 2025 (the “Statement”) from Eligible Holders of the Existing Steelcase Notes to amend the Steelcase indenture dated August 7, 2006, governing the Existing Steelcase Notes (as amended, the “Existing Steelcase Indenture”), and the Existing Steelcase Notes to eliminate certain covenants and restrictive provisions from the Existing Steelcase Indenture and the Existing Steelcase Notes (the “Proposed Amendments”).

Any Eligible Holder that validly delivers at or prior to 5:00 p.m., New York City time, on October 9, 2025, unless extended (the “Early Tender Date”) and does not validly revoke at or prior to the Withdrawal Deadline (as defined below) a consent in the Consent Solicitation in respect of Existing Steelcase Notes will be eligible to receive payment in cash of $2.50 per $1,000 principal amount of such Existing Steelcase Notes (the “Consent Payment”). Existing Steelcase Notes that have been validly tendered may be withdrawn, and related consents that have been validly delivered may be revoked, at any time prior to the Withdrawal Deadline. The Exchange Offer and Consent Solicitation will expire at 5:00 p.m., New York City time, on October 27, 2025, unless extended by HNI (such date and time with respect to the Exchange Offer and Consent Solicitation, as the same may be extended for the Exchange Offer and Consent Solicitation, the “Expiration Date”).

For each $1,000 principal amount of Existing Steelcase Notes validly tendered at or before the Early Tender Date and not validly withdrawn, Eligible Holders of Existing Steelcase Notes will be eligible to receive the total exchange consideration set out in the table above and on the cover page of the Statement (the “Total Exchange Consideration”), which includes the exchange consideration set out in such table, the Consent Payment and the early tender payment set out in such table (the “Early Tender Payment”). To be eligible to receive the Total Exchange Consideration, Eligible Holders must (i) validly tender (and not validly withdraw) their Existing Steelcase Notes at or prior to the Early Tender Date, (ii) validly deliver (and not validly revoke) their related consent in the Consent Solicitation at or prior to the Early Tender Date and (iii) beneficially own such Existing Steelcase Notes at the Expiration Date.

For each $1,000 principal amount of Existing Steelcase Notes validly tendered after the Early Tender Date but prior to the Expiration Date, Eligible Holders of Existing Steelcase Notes will be eligible to receive $970 principal amount of New HNI Notes (plus cash in respect of any fractional portion of New HNI Notes). To be eligible to receive the Exchange Consideration, Eligible Holders must (i) validly tender (and not validly withdraw) their Existing Steelcase Notes at or prior to the Expiration Date and (ii) beneficially own such Existing Steelcase Notes at the Expiration Date.

The settlement date (“Settlement Date”) will be promptly after the Expiration Date and is expected to be within five business days after the Expiration Date. To the extent the consummation of the Acquisition is not anticipated to occur on or before the then-anticipated Settlement Date, for any reason, HNI anticipates extending the Expiration Date until such time that the Acquisition may be consummated on or before the Settlement Date. During any extension of the Expiration Date, all Existing Steelcase Notes previously tendered (and not validly withdrawn) in the extended Exchange Offer will remain subject to the Exchange Offer and may be accepted for exchange by HNI.

The New HNI Notes will be guaranteed by HNI Workplace Furnishings LLC, Kimball International Brands, Inc., Kimball Hospitality, Inc., Kimball Furniture Group, LLC, Hearth & Home Technologies LLC, Kimball International, Inc., HNI Holdings, Inc., Allsteel LLC and The HON Company LLC (together, the “HNI Guarantors”). Within 30 days of the consummation of the Acquisition, certain Steelcase entities will become guarantors of the New HNI Notes (together, the “Steelcase Guarantors” and, together with the HNI Guarantors, the “Guarantors”). The New HNI Notes and the guarantees of the New HNI Notes will be secured, on a pari passu first-lien basis with HNI's senior credit facilities by substantially all of the tangible and intangible assets (other than certain excluded assets) of HNI and the Guarantors, including pledges of all equity interests of certain subsidiaries of HNI in each case subject to certain thresholds, exceptions and permitted liens (the “Collateral”). The New HNI Notes and the guarantees of the New HNI Notes will be senior secured obligations of HNI and the Guarantors, respectively, and will (i) be senior in right of payment to all of HNI and the Guarantors’ existing and future subordinated indebtedness; (ii) rank equally in right of payment with all of HNI and the Guarantors’ existing and future indebtedness that is not subordinated in right of payment to the New HNI Notes, including obligations under HNI's senior credit facilities; (iii) be secured on a first-priority basis by liens on the Collateral on an equal priority basis with existing and future first lien indebtedness, including the obligations under the HNI's senior credit facilities, subject to permitted liens; (iv) be effectively senior to all existing and future indebtedness of HNI and the Guarantors that is unsecured or that is secured by liens on the Collateral that are junior to the liens securing the New HNI Notes to the extent of the value of the Collateral; (v) be effectively subordinated to all existing and future indebtedness of HNI and the Guarantors that is secured by assets or properties not constituting Collateral, to the extent of the value of such assets and properties; and (vi) be structurally subordinated to all existing and future indebtedness and other liabilities of subsidiaries of HNI that are not Guarantors, other than indebtedness and liabilities owed to HNI or the Guarantors.

The New HNI Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No tender of Existing HNI Notes will be accepted if it results in the issuance of less than the minimum authorized denomination principal amount of New HNI Notes. If, pursuant to the Exchange Offer, a tendering Eligible Holder would otherwise be entitled to receive a principal amount of New HNI Notes that is not equal to the minimum authorized denomination or an integral multiple of $1,000 in excess thereof, such principal amount will be rounded down to the minimum authorized denomination or the nearest integral multiple of $1,000 in excess thereof, and such Eligible Holder will receive pursuant to the Exchange Offer this rounded principal amount of New HNI Notes plus (a) cash equal to the principal amount of New HNI Notes not received as a result of rounding down, and (b) cash equal to the accrued and unpaid interest on the Existing Steelcase Notes that are validly tendered and not validly withdrawn, but are not exchanged for New HNI Notes as a result of rounding down.

Because the Exchange Offer and Consent Solicitation is subject to the satisfaction of certain conditions, including among other things, the consummation of the Acquisition, Eligible Holders of Existing Steelcase Notes will not receive the Exchange Consideration or the Total Exchange Consideration, as applicable, unless the Acquisition is consummated. The parties’ obligations to complete the Acquisition are conditioned upon (i) certain HNI and Steelcase shareholder approvals, (ii) the receipt of antitrust approvals and (iii) certain other customary closing conditions. The consummation of the Acquisition is not subject to the completion of the Exchange Offer or Consent Solicitation or a financing condition.

Eligible Holders may not deliver a consent in the Consent Solicitation without tendering Existing Steelcase Notes in the Exchange Offer. If an Eligible Holder tenders Existing Steelcase Notes in the Exchange Offer, such Eligible Holder will be deemed to deliver its consent, with respect to the principal amount of such tendered Existing Steelcase Notes, to the corresponding Proposed Amendments. Tenders of Existing Steelcase Notes may be withdrawn at any time prior to the Expiration Date; however the related consent delivered by such Eligible Holder may not be withdrawn after the earlier of (i) 5:00 p.m., New York City time, on the Early Tender Date and (ii) the date the supplemental indenture the Existing Steelcase Indenture (as defined herein) implementing the Proposed Amendments to the Existing Steelcase Notes indenture is executed (the earlier of (i) and (ii), the “Withdrawal Deadline”), except in certain limited circumstances as set forth in the Statement.

HNI is making the Exchange Offer and Consent Solicitation pursuant to the terms and subject to the conditions set forth in the Statement. The Statement and other documents relating to the Exchange Offer and Consent Solicitation will only be distributed to holders of Existing Steelcase Notes who complete and return a letter of eligibility certifying that they are (i) “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) not “U.S. persons” and are outside of the United States within the meaning of Regulation S under the Securities Act and who are “non-U.S. qualified offerees” (as defined in the Statement) are authorized to receive and review this offering memorandum and consent solicitation statement (such persons, “Eligible Holders”). Eligible Holders of Existing Steelcase Notes who desire to obtain and complete the letter of eligibility and obtain copies of the Statement should either visit www.dfking.com/hni or contact D.F. King & Co., Inc. (the “Information & Exchange Agent”) at HNI@dfking.com, (800) 488-8075 (toll-free) or (212) 235-7305 (collect for banks and brokers).

Among other risks described in the Statement, the Exchange Offer and Consent Solicitation are expected to result in reduced liquidity for the Existing Steelcase Notes that are not exchanged and, if adopted, the Proposed Amendments to the Existing Steelcase Indenture will reduce protection to remaining holders of Existing Steelcase Notes. Eligible Holders should refer to the Statement for more details on the risks related to the Exchange Offer and Consent Solicitation.

The New HNI Notes have not been registered under the Securities Act or any state or foreign securities laws, and they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state and foreign securities laws.

About HNI Corporation

HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act, which involve risks and uncertainties. Any statements about HNI’s, Steelcase’s or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events and any other statements to the extent they are not statements of historical fact are forward-looking statements. Words, phrases or expressions such as “anticipate,” “believe,” “could,” “confident,” “continue,” “estimate,” “expect,” “forecast,” “hope,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “possible,” “potential,” “predict,” “project”, “target,” “trend” and similar words, phrases or expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are based on information available and assumptions made at the time the statements are made. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Forward-looking statements in this communication include, but are not limited to, statements about the benefits of the transaction between HNI and Steelcase (the “Transaction”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.

The following Transaction-related factors, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between HNI and Steelcase; the outcome of any legal proceedings that may be instituted against HNI or Steelcase; the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that seeking or obtaining such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which HNI and Steelcase operate; any failure to promptly and effectively integrate the businesses of HNI and Steelcase; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of HNI’s or Steelcase’s customers, employees or other business partners, including those resulting from the announcement, pendency or completion of the Transaction; the dilution caused by HNI’s issuance of additional shares of its capital stock in connection with the Transaction; and the diversion of management’s attention and time to the Transaction from ongoing business operations and opportunities.

Additional important factors relating to Steelcase that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in Steelcase’s most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission (the “SEC”).

Additional important factors relating to HNI that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, HNI’s ultimate realization of the anticipated benefits of the acquisition of Kimball International; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for HNI’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of HNI’s customers; HNI’s reliance on its network of independent dealers; change in trade policy, including with respect to tariff levels; changes in raw material, component, or commodity pricing; market acceptance and demand for HNI’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on HNI’s financing activities; an inability to protect HNI’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside HNI’s control, including those that may result from the effects of climate change, a description of which risks and uncertainties and additional risks and uncertainties can be found in HNI’s most recent Annual Report on Form 10-K and its other filings with the SEC.

These factors are not necessarily all of the factors that could cause HNI’s, Steelcase’s or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any forward-looking statements. Other unknown or unpredictable factors also could harm HNI’s, Steelcase’s or the combined company’s results.

All forward-looking statements attributable to HNI, Steelcase, or the combined company, or persons acting on HNI’s or Steelcase’s behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and HNI and Steelcase do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If HNI or Steelcase updates one or more forward-looking statements, no inference should be drawn that HNI or Steelcase will make additional updates with respect to those or other forward-looking statements. Further information regarding HNI, Steelcase and factors that could affect the forward-looking statements contained herein can be found in HNI’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other filings with the SEC, and in Steelcase’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other filings with the SEC including the section entitled "Risk Factors" in the registration statement on Form S-4 relating to the Acquisition.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to purchase, or the solicitation of an offer to sell, or the solicitation of tenders or consents with respect to any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In the case of the Exchange Offer and Consent Solicitation, the Exchange Offer and Consent Solicitation are being made solely pursuant to the Statement and only to such persons and in such jurisdictions as is permitted under applicable law.

For Information, Contact:

Vincent P. Berger

Executive Vice President and Chief Financial Officer

(563) 272-7400

Matthew S. McCall

Vice President, Investor Relations and Corporate Development

(563) 275-8898